Exhibit 8.1

[Letterhead of Jones Day]

                         , 2015

RTI International Metals, Inc.

1550 Coraopolis Heights Road

Fifth Floor

Pittsburgh, Pennsylvania 15108

Ladies and Gentlemen:

We have acted as tax counsel for RTI International Metals, Inc., an Ohio corporation (“RTI Metals”), in connection with (i) the proposed merger (the “Merger”) of Ranger Ohio Corporation, an Ohio corporation (“Merger Sub”), all of whose outstanding stock is owned by Alcoa Inc., a Pennsylvania corporation (“Alcoa”), with and into RTI Metals, with the Merger executed pursuant to the Agreement and Plan of Merger dated as of March 8, 2015 (the “Agreement”) by and among RTI Metals, Alcoa and Merger Sub. The Merger is described in the registration statement on Form S-4 (the “Registration Statement”), filed by Alcoa with the Securities and Exchange Commission, which includes the proxy statement/prospectus of RTI Metals, filed April 7, 2015, as amended. In the Merger, each share of RTI Metals common stock outstanding, other than shares owned by Alcoa, Merger Sub or certain of their direct or indirect subsidiaries, will be converted into the right to receive 2.8315 shares of Alcoa common stock as provided in the Agreement. Any shares of RTI Metals common stock owned by Alcoa, Merger Sub or certain of their direct or indirect subsidiaries will be cancelled in the Merger for no consideration. Additionally, cash will be provided in lieu of the acquisition of fractional shares of Alcoa common stock.

You have requested our opinion concerning certain United States federal income tax consequences of the Merger. For purposes of our opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement, and such other documents and corporate records, and have considered such matters of law, as we have deemed necessary or appropriate. In addition, we have assumed that: (i) the Merger will be consummated in accordance with the terms of the Agreement without breach or waiver of any material provision thereof and in the manner contemplated by the Registration Statement, (ii) the Registration Statement is accurate and complete in all material respects, and (iii) the representations, covenants, and undertakings by Alcoa and RTI Metals in their respective letters to us, among others, each dated the date hereof and delivered to us for purposes of this opinion, are and will continue to be up to and through the Effective Time, and thereafter as relevant, true, correct, and complete, and such letters will be complied with. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as

RTI International Metals, Inc.

                        , 2015

copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have further assumed the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification. If any of the foregoing assumptions is untrue for any reason, our opinion may be adversely affected.

Our opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended, current regulations thereunder, current published administrative rulings of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change or differing interpretation. Future legislative, judicial, or administrative actions, decisions, or interpretations, which may be retroactive in effect, could materially affect our opinion.

Subject to the assumptions, exceptions, limitations, and conditions set forth in the Registration Statement and herein, (i) we are of the opinion that, under currently applicable United States federal income tax law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) the legal conclusions contained under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement, as they relate to the United States federal income tax matters associated with the Merger, constitute and specifically represent our opinion regarding all of the material U.S. federal income tax consequences of the Merger to the stockholders of RTI Metals as of the date hereof.

We express no opinion on any issue relating to the United States federal income tax consequences of the Merger other than those set forth in the Registration Statement and herein. Our opinion does not address any state, local, foreign or other tax consequences that may result from the transactions described in the Registration Statement. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court will not take a contrary position, or that such contrary position will not be upheld.

We undertake no responsibility to advise you of any subsequent change in the matters stated or assumed herein or any subsequent change in any applicable law or authority or interpretation thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is being furnished to you solely for the benefit of you and your shareholders in connection with the Merger and may not be relied upon by any other person in any manner or for any purpose.

Very truly yours,

Jones Day